Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 11, 2020

between

AK STEEL CORPORATION,

as Company

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

7.50% Senior Secured Notes due 2023

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), is entered into as of March 11, 2020, between AK Steel Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company, AK Steel Holding Corporation, a Delaware corporation, as parent guarantor (the “Parent Guarantor”), AK Tube LLC, a Delaware limited liability company, AK Steel Properties, Inc., a Delaware corporation, and the Trustee, as trustee and collateral agent, executed and delivered an Indenture, dated as of June 20, 2016 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated July 27, 2016 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, Mountain State Carbon, LLC, a Delaware limited liability company, and the Trustee, as trustee and collateral agent, relating to the Company’s 7.50% Senior Secured Notes due 2023 (the “Notes”); and

WHEREAS, $380,000,000 aggregate principal amount of the Notes is currently outstanding; and

WHEREAS, Section 9.02 of the Base Indenture provides, among other things, that the Company and the Trustee may amend the Indenture and the Notes with the written consent of the holders of the Notes (the “Holders”) of not less than a majority in principal amount of the outstanding Notes affected by such amendment (subject to certain exceptions); and

WHEREAS, Section 9.02(c) of the Base Indenture provides that the Company and the Trustee may amend the Indenture and the Notes to release the Notes Collateral from the Lien of the Indenture and the Security Documents with the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding; and

WHEREAS, the Company proposes to amend the Indenture with respect to the Notes and has been soliciting consents (the “Consent Solicitation”) to this Second Supplemental Indenture from the Holders, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement (herein so called) of Cleveland-Cliffs Inc. (“Cliffs”) and the Company, dated February 26, 2020 (which, including any amendments, modifications or supplements thereto, governs the Consent Solicitation with respect to the Notes); and

WHEREAS, the Company has received and delivered to the Trustee evidence of the consent of the Holders of at least two-thirds in the aggregate principal amount of the outstanding Notes (excluding any Notes owned by the Parent Guarantor, the Company or any of their affiliates), and has delivered to the Trustee, simultaneously with the execution and delivery of this Second Supplemental Indenture, an Opinion of Counsel, relating to this Second Supplemental Indenture as contemplated by Sections 9.04, 11.05(c), 12.04 and 12.05 of the Base Indenture, and an Officers’ Certificate, relating to this Second Supplemental Indenture as contemplated by Sections 11.05(c), 12.04 and 12.05 of the Base Indenture; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a legal and binding supplement to the Indenture in accordance with its terms and the terms of the Indenture have been done; and

WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to this Second Supplemental Indenture; and

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Second Supplemental Indenture for the purpose of amending the Base Indenture and the Notes in certain respects as permitted by Section 9.02 of the Base Indenture.

NOW, THEREFORE,

For and in consideration of the premises stated herein, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE I

SCOPE OF SECOND SUPPLEMENTAL INDENTURE

Section 1.01. Scope. This Second Supplemental Indenture constitutes a supplement to the Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by the First Supplemental Indenture and this Second Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this Second Supplemental Indenture shall only apply to the Notes.

ARTICLE II

DEFINITIONS

Section 2.01. Definitions and Other Provisions of General Application. For all purposes of this Second Supplemental Indenture, unless otherwise specified herein:

(a)    All terms used in this Second Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture;

(b)    The provisions of general application stated in Section 1.02 of the Base Indenture shall apply to this Second Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this Second Supplemental Indenture.

ARTICLE III

AMENDMENTS TO INDENTURE AND NOTES

Section 3.1 Amendments to Indenture.

(a)    With respect to the Notes only, the Base Indenture is hereby amended pursuant to Section 9.02 of the Base Indenture by deleting the following Sections of the Base Indenture and all references and definitions related thereto in their entirety (collectively, the “Proposed Amendments”):

•	Section 4.06 of the Base Indenture (“Limitation on Liens”);

•	Section 4.07 of the Base Indenture (“Limitation on Subsidiary Debt”);

•	Section 4.08 of the Base Indenture (“Limitation on Sale and Leaseback Transactions”);

•	Section 4.09 of the Base Indenture (“Limitation on Notes Collateral Asset Sales”);

•	Section 4.10 of the Base Indenture (“Restriction on Activities of the Guarantor”);

•	Section 4.11 of the Base Indenture (“SEC Reports and Reports to Holders”);

•	Section 4.12 of the Base Indenture (“Repurchase of Notes Upon a Change of Control”);

•	Section 4.14 of the Base Indenture (“No Impairment of Security Interests”);

•	Article 5 of the Base Indenture (“Consolidation, Merger or Sale of Assets”);

•	Section 6.01(c) of the Base Indenture (“Events of Default”);

•	Section 6.01(d) of the Base Indenture (“Events of Default”);

•	Section 6.01(e) of the Base Indenture (“Events of Default”); and

•	Article 11 of the Base Indenture (“Security Arrangements”).

(b)    With respect to the Notes only, Section 3.03(a) of the Base Indenture is hereby amended pursuant to Section 9.02 of the Base Indenture to (i) replace the reference to “60 days” in the first sentence with “three Business Days” and (ii) replace the reference to “30 days” in the last sentence with “three Business Days.”

(c)    With respect to the Notes only, in accordance with Sections 9.02 and 11.05 of the Base Indenture, all Liens on the Notes Collateral are hereby released, terminated and discharged in full and all such Notes Collateral is hereby reconveyed to the Company and the Guarantors, as applicable, as is, where is, without recourse or representation or warranty of any kind.

Section 3.2 Amendments to Notes. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Base Indenture effected by this Second Supplemental Indenture.

ARTICLE IV

WAIVERS

Section 4.1 Waiver of Defaults. As permitted by Section 6.04 of the Base Indenture, any and all Defaults and Events of Default arising therefrom under the Base Indenture (other than nonpayment of the principal of, premium, if any, or interest on any Note or in respect of a covenant or provision of the Base Indenture that pursuant to Sections 6.02, 6.07 and 9.02 of the Base Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note) relating to any of the covenants to be amended by the Proposed Amendments, which include any that may have resulted in connection with, or may result from and after the consummation of, the Merger or the Tender Offers (each as defined in the Offer to Purchase and Consent Solicitation Statement), are hereby irrevocably waived.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1 Governing Law. The laws of the State of New York shall govern this Second Supplemental Indenture and the Notes.

Section 5.2 Successors. All agreements of the Company in this Second Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture and the Notes shall bind its successors.

Section 5.3 Duplicate Originals. All parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Second Supplemental Indenture via telecopy or other form of electronic transmission.

Section 5.4 Severability. In case any one or more of the provisions in this Second Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable in any respect or for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 5.5 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture and to perform its obligations hereunder.

Section 5.6 Effectiveness. The provisions of this Second Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, except as set forth below, the provisions of this Second Supplemental Indenture shall become operative with respect to the Notes only upon the closing of the Consent Solicitation and the related Tender Offer, and at such time that the following conditions are satisfied or otherwise waived, if applicable, by Cliffs or the Company (collectively, the “Conditions”): (1) Cliffs shall have delivered to The Depository Trust Company for the Holders the aggregate amount to be paid to such Holders as Total Consideration (as defined in the Offer to Purchase and Consent Solicitation Statement), upon the terms and subject to the conditions in the Offer to Purchase and Consent Solicitation Statement in respect of the Notes validly tendered and not validly withdrawn and consents validly delivered and not revoked thereunder, and Cliffs or the Company shall have notified the Trustee in writing that such delivery has been made, which condition cannot be waived by Cliffs or the Company, (2) the Notes that are validly tendered (and not validly withdrawn) have been accepted for purchase by Cliffs in accordance with the terms of the Offer to Purchase and Consent Solicitation Statement, and (3) the other conditions to the Consent Solicitation set forth in the Offer to Purchase and Consent Solicitation Statement, including the consummation of the Merger, have been satisfied, with the result that the Proposed Amendments shall have no force or effect, unless and until all of the Conditions have been satisfied, and all terms and conditions as set forth in the Indenture immediately prior to the execution of this Second Supplemental Indenture shall continue to govern. Notwithstanding the foregoing, the deletion of Section 4.12 of the Base Indenture (“Repurchase of Notes Upon a Change of Control”) and all references and definitions relating thereto shall only become operative if, prior to the closing of the Consent Solicitation and the related Tender Offer and upon satisfaction of all Conditions, no Change of Control Repurchase Event has occurred. The Company shall notify the Trustee promptly upon the occurrence of such closing and satisfaction of all Conditions or promptly after the Company shall determine that the satisfaction and/or waiver, as applicable, of such Conditions, or the closing, will not occur.

Section 5.7 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Second Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, and the Liens securing the Notes Collateral have been released, terminated or discharged in full, as provided in the Second Supplemental Indenture, dated as of March 11, 2020. Reference is hereby made to such Second Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 5.8 Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Second Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.

Section 5.9 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year written above.

AK STEEL CORPORATION
as the Company

By:	/s/ Joseph C. Alter
Name: Joseph C. Alter
Title: Vice President, General Counsel and Corporate Secretary

Signature Page to Second Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:	/s/ William E. Sicking
Name: William E. Sicking
Title: Vice President & Trust Officer

Signature Page to Second Supplemental Indenture